Exhibit (d)(5)
EXECUTION VERSION
c/o Randall S. Battat
33 Burr Drive
Needham, MA 02492
December 17, 2009
72 Mobile Holdings, LLC
c/o S.A.C. Capital Advisors, L.P.
72 Cummings Point Rd.
Stamford, CT 06902
Ladies and Gentlemen:
     This letter agreement sets forth the irrevocable commitment of the undersigned (the “Equity Provider”), subject to the terms and conditions contained herein, to transfer, contribute and deliver shares of Company Common Stock to the Buyer in exchange for the equity of 72 Mobile Holdings, LLC, a newly formed limited liability company organized under the laws of the State of Delaware (the “Buyer”). It is contemplated that, pursuant to the Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) entered into concurrently herewith by and among Airvana, Inc. (the “Company”), the Buyer and the Transitory Subsidiary, the Company will become a wholly owned subsidiary of the Buyer (the “Merger”). Each capitalized term used but not defined herein shall have the meaning ascribed to it in the Merger Agreement, except as otherwise provided.
     1. Commitment. The Equity Provider hereby commits, subject to the terms and conditions set forth herein, on the Closing Date prior to the Effective Time, to transfer, contribute and deliver to the Buyer 1,278,026 shares of Company Common Stock in the aggregate (the “Rollover Contribution Shares”) in exchange for (i) with respect to a portion of such Rollover Contribution Shares, certain equity of the same class and series as are being purchased by the SAC Investor on the Closing Date, and (ii) with respect to the remainder of such Rollover Contribution Shares, certain equity interests of the Buyer which shall have certain preferences with respect to distributions, in each case as set forth in greater detail in the Interim Investors Agreement; provided, however, that the Equity Provider acknowledges that substantially simultaneously with or following such investment certain equity interests will be issued to certain other persons in connection with the Closing as consideration in connection with the financing or services to be provided to the Buyer as set forth in greater detail in the Interim Investors Agreement; provided, further, however, that the Equity Provider shall not, under any circumstances, be obligated to contribute to Buyer a number of shares of Company Common Stock in excess of the Rollover Contribution Shares. If requested by the Buyer, the Equity Provider shall transfer the Rollover Contribution Shares to an escrow agent satisfactory to the Buyer promptly following the signing of this letter agreement. In the event the Buyer does not require the full amount of the shares of Company Common Stock in order to consummate the Merger, the amount of shares of Company Common Stock to be provided under this letter agreement may be reduced in the manner determined by 72 Mobile Investors, LLC (the “SAC Investor”).
     2. Conditions. The obligation of the Equity Provider to transfer, contribute and deliver the Rollover Contribution Shares shall be subject to (i) the satisfaction or waiver by the Buyer (in the manner determined by the SAC Investor) of the conditions to the Buyer’s obligations to consummate the transactions contemplated by the Merger Agreement, (ii) the substantially simultaneous closing of the financing under the Debt Commitment Letter, (iii) the substantially simultaneous closing of the contributions by the SAC Investor as contemplated by the Interim Investors Agreement (or the closing of contributions of the same amount from other persons) and (iv) the substantially simultaneous consummation of the Merger in accordance with the terms of the Merger Agreement.
     3. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Buyer shall be entitled to an injunction or injunctions to prevent breaches and/or threatened breaches of this letter agreement by the Equity Provider and to enforce specifically against the Equity Provider the terms and provisions of this letter agreement, this being in addition to any other remedy to which the Buyer is entitled at law or in equity. The Buyer shall have the right to specific performance of this letter agreement without having to prove actual damages and without the necessity of posting any bond or other security or having to establish that monetary relief would not provide an adequate remedy.
     4. No Modification; Entire Agreement. No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by the Buyer and the Equity Provider in writing. This letter agreement and that certain Interim Investors Agreement of even date herewith by and among the Buyer, the Transitory Subsidiary and the other parties thereto contain the entire agreement between the parties and supersedes all prior agreements, understandings and statements, written or oral, between the Equity Provider or any of its Affiliates existing on the date hereof, on the one hand, and Buyer or any of its Affiliates existing on the date hereof, on the other, with respect to the subject matter hereof and the transactions contemplated hereby. No transfer of any of an Equity Provider’s rights or obligations hereunder (including the contribution, transfer and delivery of the Rollover Contribution Shares) shall be permitted without the prior written consent of the Buyer. Any purported transfer in violation of the preceding sentence shall be null and void.
     5. Governing Law; Jurisdiction. This letter agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties to this letter agreement (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this letter agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this letter agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any such action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.
     6. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS EXPRESSED ABOVE.
     7. Counterparts. This letter agreement may be executed in any number of counterparts (including by facsimile), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.
     8. No Third Party Beneficiaries. The parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto and its successors and permitted assigns, in accordance with and subject to the terms of this letter agreement, and this letter agreement is not intended to, and does not, confer upon any Person other than S.A.C. Capital Management, LLC, the SAC Investor and the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder or any rights under any provision of this letter agreement.
     9. Confidentiality. This letter agreement shall be treated as confidential and is being provided to Buyer solely in connection with the Merger. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document by the Equity Provider except with the prior written consent of the Buyer in each instance; provided that no such written consent is required for any disclosure of the existence of this letter agreement to the extent required by applicable law, the applicable rules of any national securities exchange or in connection with any SEC filing relating to the Merger; provided, however, that the Equity Provider shall provide the Buyer and the SAC Investor with a reasonable opportunity to review any such disclosure in advance.
     10. Termination. This letter agreement, and the obligation of the Equity Provider to transfer, contribute and deliver the Rollover Contribution Shares, will terminate automatically and immediately upon the earliest to occur of (a) the Closing (at which time the obligation shall be discharged but subject to the performance of such obligation) and (b) the valid termination of the Merger Agreement in accordance with its terms; provided, however, that in each case the Equity Provider shall continue to have liability for breaches of this Agreement prior to the termination of this Agreement.
     11. Tax-Free Exchange. The parties hereto intend that for U.S. federal tax purposes, the contribution of the Rollover Contribution Shares by the undersigned and the receipt of interests by the undersigned be treated collectively as a transaction governed by Section 721 of the Code, and none of such parties shall take any contrary position unless otherwise required by a change in applicable Law; provided, however under no circumstances is it guaranteed that any contribution of the Rollover Contribution Shares by the undersigned and the receipt of interests by the undersigned will be governed by Section 721 of the Code, and both parties agree that it is in their best interests to consult their own advisors and to draw their own conclusions relating to the applicability of Section 721 of the Code.
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Sincerely, RANDALL S. BATTAT REVOCABLE TRUST
/s/ Randall S. Battat
Name:	Randall S. Battat
Title:	Trustee

[Signature Page to Rollover Commitment Letter]

Agreed to and accepted: 72 MOBILE HOLDINGS, LLC
Name:	/s/ Peter Berger
	Name:	Peter Berger
	Title:	President

[Signature Page to Rollover Commitment Letter]